Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609 / 279-7666

Church & Dwight to Acquire Orange Glo International for $325 Million

Brands Include OxiClean, Orange Glo and Kaboom products

PRINCETON, N.J., July 17, 2006 — Church & Dwight Co., Inc. (NYSE:CHD), makers of Arm & Hammer® products, today announced a definitive agreement to acquire Orange Glo International, Greenwood Village, CO. for $325 million in cash. The transaction, which is subject to regulatory and other customary approvals, is expected to close during the third quarter of 2006.

Orange Glo International’s sales in the fiscal year ended January 1, 2006 were almost $200 million; two-thirds of those sales were from OxiClean®, the premium-priced brand leader in the fast-growing laundry pre-wash additive category, with remaining sales from Kaboom® bathroom cleaner and Orange Glo® household cleaner products.

Church & Dwight’s 2005 sales of $1.7 billion included laundry and household cleaning products of $450 million. The Company’s Arm & Hammer and Xtra® brands make it the number three participant in the $6 billion (at retail) laundry detergent market.

The Company noted that OxiClean is the number two brand in the $1.0 billion (at retail) laundry additives market, as well as being the leader in the pre-wash segment of that market. “OxiClean is a great complement to our Arm & Hammer and Xtra brands and provides access to one of the fastest growing parts of the laundry category—additives,” James R. Craigie, Church & Dwight President and Chief Executive Officer, said. “OxiClean also brings to our company a franchise that has developed great consumer loyalty. This transaction is consistent with our growth strategy of strengthening our businesses by adding leading brands in areas of high growth potential,” Craigie added.

Growth in the pre-wash additives segment has been the result of consumers’ desire for better stain removal and to enhance the cleaning attributes of liquid laundry products, the Company said.

The transaction is structured as an asset purchase resulting in a cash benefit from tax depreciation with a net present value of over $60 million.

Orange Glo International reported 2005 operating profit before charges of $17 million. Although Church & Dwight expects to continue managing it as a separate business unit, combining operations is anticipated to result in cost synergies of over $20 million a year by the middle of 2008.

The Company will finance the acquisition with a $250 million addition to its bank credit facility combined with available cash.

Orange Glo International’s Chairman, David Appel, said, “Our Company was founded in 1987 on the premise that Orange Glo’s products should delight consumers with innovative new ways to clean and be powerful without compromising the health of the home or the environment. It was important to us that this legacy continues with a company that shares our beliefs. We are happy to become part of Church & Dwight, which has a 160-year history of marketing one of America’s most trusted brands, Arm & Hammer.”

The acquisition is expected to have a slightly negative effect on 2006 earnings per share due primarily to integration costs. “We expect it to be moderately accretive in 2007 and contribute strongly to earnings in 2008. We are also still comfortable with our previously announced objective of achieving $1.93 in earnings per share for 2006, excluding any effect from the acquisition,” Mr. Craigie concluded.

The Company will hold a conference call primarily for the investment community, today, Monday, July 17, at 10:00 a.m. Eastern Time, to discuss the Orange Glo transaction. To listen in, dial 866-356-4123, access code 58509523. Also, you can listen via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com. A replay will be available two hours after the call. The replay number is 888-286-8010, access code 23710047. In addition, the replay can be heard on the Company’s website.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to the timing of completion of the proposed acquisition of the Orange Glo business, sales growth, the effect of the proposed acquisition on earnings per share, anticipated synergies, and anticipated cash benefits from tax depreciation. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements, including but not limited to the risks associated with the successful consummation of the acquisition contemplated hereby. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and marketing spending. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings and environmental remediation. For a description of additional cautionary statements, see Church & Dwight’s quarterly and annual reports filed with the SEC.

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